CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of PIMCO ETF Trust of our report dated May, 28, 2025, relating to the financial statements and financial highlights of PIMCO Mortgage-Backed Securities Active Exchange-Traded Fund, which appears in PIMCO ETF Trust’s Certified Shareholder Report on Form N-CSR for the year ended March 31, 2025. We also consent to the references to us on the cover page of the Statement of Additional Information and under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri

July 28, 2025